Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

Between

X-RITE, INCORPORATED

and

AMERICAN INVESTMENT GROUP, LTD.

TABLE OF CONTENTS

(continued)

–ii–

LIST OF DEFINED TERMS

Page
Agreement	1
Assignment	12
Buyer’s Title Objection Notice	9
CERCLA	19
Closing	11
Deed	12
Due Diligence Termination Notice	6
Excluded Documents	5
Hazardous Materials	20
Improvements	3
Initial Earnest Money	1
Intangible Personal Property	4
Interest Rate	24
Land	3
Permitted Exceptions	10
Permitted Outside Parties	7
Property	3
Property Documents	5
Property Information	5
Purchase Price Holdback	13
RCRA	20
Real Property	3
Reports	7
Seller’s Notice Period	9
Seller’s Title Notice	9
Service Contracts	4
Survey	9
Survival Period	16
Tangible Personal Property	4
Taxes	14
Title Commitment	9
Title Documents	9
Title Objection	9
Title Objections	9
Title Policy	10
X-Rite Lease	24

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”) is made and entered into by and between Buyer and Seller and is dated for reference purposes as of October 10, 2005.

R E C I T A L S:

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meanings set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Buyer desires to purchase the Property and Seller desire to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Buyer to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Seller agree as follows:

BASIC INFORMATION

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1 Seller: X-RITE, INCORPORATED, a Michigan corporation

1.1.2 Buyer: AMERICAN INVESTMENT GROUP, LTD., a Wisconsin corporation

1.1.3 Purchase Price: Fourteen Million Five Hundred Thousand and No/100 Dollars ($14,500,000.00).

1.1.4 Earnest Money: Three Hundred Seventy Thousand and No/100 Dollars ($370,000.00) (the “Initial Earnest Money”) and, if applicable, an additional Twenty-Five Thousand and No/100 Dollars (25,000.00) (the “Additional Earnest Money,” and together with the Initial Earnest Money, the “Earnest Money”), to be deposited in accordance with Section 3.1 below, plus interest thereon, pursuant to Section 3.1.

1.1.5 Title Company:	Chicago Title Insurance Company Chicago Title of Michigan 3819 Rivertown Parkway SW, Suite 700 Grandville, MI 49418 Attention: Telephone No.: (616) 257-3103 Facsimile No.: (616) 257-3104

1.1.6 Escrow Agent:	Chicago Title of Michigan 3819 Rivertown Parkway SW, Suite 700 Grandville, MI 49418 Attention: Telephone No.: (616) 257-3103 Facsimile No.: (616) 257-3104

1.1.7 Broker:	None

1.1.8 Effective Date: The date on which this Agreement is executed by the latter to sign of Buyer or Seller, as indicated on the signature page of this Agreement.

1.1.9 Title Commitment Delivery Date. The date which is thirty (30) days after the Effective Date.

1.1.10 Title and Survey Review Period: The period beginning on the Effective Date and ending twenty (20) days after the Title Commitment Delivery Date.

1.1.11 Inspection Period: The period beginning on the Effective Date and ending sixty (60) days after the Effective Date.

1.1.12 Closing Date: The date which is the earlier of (i) the date designated by Buyer in a written notice to Seller, which date shall not be earlier than the expiration of the Transaction Period not less than ten (10) days after the day of the delivery of such notice to Seller, and (ii) one hundred twenty (120) days after the expiration of the Inspection Period, or a date mutually agreed to by Seller and Buyer, whichever is earlier.

1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Title Commitment required to be delivered pursuant to Section 5.1	Seller

Premium for standard coverage ALTA Owner’s Policy of Title Insurance (1992) required to be delivered pursuant to Section 5.5	Seller

Cost	Responsible Party
Premium for any costs of Title Policy attributable to ALTA Extended Coverage and any endorsements desired by Buyer, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Buyer

Cost of Survey and/or any revisions, modifications or recertifications thereto	Buyer

Recording Fees	Buyer

State/County documentary transfer taxes	Seller

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Buyer 1/2 Seller 1/2

Real Estate Sales Commission to Broker	None
All other closing costs, expenses, charges and fees	Pursuant to local custom

1.3 Notice Addresses:

Buyer:	American Investment Group, Ltd._ c/o Larry Langohr 118 Peckham Street Neenah, Wisconsin 54956 Telephone: Facsimile:	Copy to:	Mark C. Skolos Skolos & Millis, S.C. 107 Main Street, P.O. Box 219 Black River Falls, WI 54615 Telephone: (715) 284-9421 Facsimile: (715) 284-7531

Seller:	X-Rite, Incorporated 3100 44th Street SW Grandville, MI 49418 Attn: Jeffrey Smolinski Telephone: (616) 257-2230 Facsimile: (616) 318-9050	Copy to:	McDermott Will & Emery LLP 227 West Monroe Street Chicago, IL 60606 Attn: Gerald M. Offutt, P.C. Telephone: (312) 372-2000 Facsimile: (312) 984-7700

PROPERTY

2.1 Property. Subject to the terms and conditions of this Agreement, Seller agree to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The land described in Exhibit A attached hereto (the “Land”), together with (i) all improvements located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (iii) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”). The Real Property contains approximately 35.59 acres of land and is located at 3050 and 3100 44th Street SW, Grandville, Kent County, Michigan.

2.1.2 Tangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in the equipment, machinery, and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, or maintenance of the Real Property but expressly excluding the names of Seller, any items of furniture, furnishings, or other personal property owned by Seller at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”). Notwithstanding anything to the contrary contained herein, Seller reserves the right to remove any and all building systems and equipment from the Real Property prior to the Possession Date; and, any such building systems and equipment so removed by Seller from the Real Property shall be excluded from Tangible Personal Property.

2.1.3 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation, all to the extent assignable: all trade names and trade marks associated with the Real Property and the Improvements, including the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any; warranties, if any; contract rights related to the construction, operation or management of the Real Property, if any (collectively, the “Service Contracts”) (but Seller’s right, title and interest therein shall only be assigned to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to this Agreement); and governmental permits, approvals and licenses, if any (collectively, the “Intangible Personal Property”).

EARNEST MONEY

3.1 Deposit and Investment of Earnest Money. Within five (5) business days after the Effective Date, Buyer shall deposit the Initial Earnest Money with Escrow Agent. If the Closing does not occur within one hundred fifty (150) days following the Effective Date, then within one (1) business day after the expiration of said one hundred fiftieth (150th) day, Buyer shall deposit the Additional Earnest Money with Escrow Agent. Escrow Agent shall invest all Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Buyer, and shall promptly provide Buyer and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Buyer accepts all risks with regard to such account.

3.2 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s checks or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Buyer fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Buyer. If such termination results from Buyer’s failure to timely deposit the Initial Earnest Money, the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof. If, however, such termination results from Buyer’s failure to timely deposit the Additional Earnest Money, the Initial Earnest Money shall be paid promptly to Seller, and the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.3 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Buyer elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.3, Escrow Agent shall pay the entire Earnest Money to Buyer within one (1) business day following receipt of the Due Diligence Termination Notice from Buyer (as long as the current investment can be liquidated and disbursed in one business day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Buyer by Escrow Agent if Buyer terminates this Agreement pursuant to Section 4.3. If this Agreement is not terminated by Buyer prior to the expiration of the Inspection Period, the Earnest Money shall become non-refundable except in the case of a termination of this Agreement by Buyer pursuant to Section 10.2 hereof. In the event of a termination of this Agreement by either Seller or Buyer for any reason other than pursuant to Section 4.3, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth (10th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

DUE DILIGENCE

4.1 Due Diligence Materials. Prior to execution of this Agreement, Seller has delivered to Buyer and Buyer has received copies of those certain documents relating to the Property described in Schedule 4.1, attached hereto (“Property Information”). All of such Property Information delivered to, made available to, copied and/or reviewed by Buyer pursuant to this Section 4.1 (including all Leases and Service Contracts) shall sometimes be referred to collectively herein as the “Property Documents”. Notwithstanding anything in this Section 4.1 to the contrary, Seller shall have no obligation to make available to Buyer, and Buyer shall have no right to inspect or make copies of, any of the Excluded Documents. As used herein, “Excluded Documents” shall mean any documents involving any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property (other than documents pertaining to the physical or environmental condition of the Real Property), any documents pertaining to the potential acquisition of the Property by any past or prospective purchasers (other than documents relating to the physical or environmental condition of Real Property), any third party purchase inquiries and correspondence, appraisals of the Property, internal budgets or financial projections, and any other internal documents (other than documents relating to the physical or environmental condition of Real Property).

4.2 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing Date (or earlier termination of this Agreement), Buyer shall have reasonable access to the Real Property at all reasonable times during normal business hours, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (i) Buyer must give Seller forty-eight (48) hours’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (e.g., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (ii) prior to performing any inspection or test, Buyer must deliver a certificate of insurance to Seller evidencing that Buyer and its contractors, agents and representatives have in place reasonable amounts of comprehensive general liability insurance and workers compensation insurance for its activities on the Real Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Buyer, its contractors, agents and representatives on the Real Property, which insurance shall name Seller as an additional insured thereunder, and (iii) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in this Article 4. Buyer shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Notwithstanding anything to the contrary contained herein, in order to minimize the disruption of Seller’s business, Buyer’s inspection of the research and development portion of the Real Property shall be limited to one time during the Inspection Period and one time which is five (5) days prior to the Closing Date; provided, however, this limitation on frequency of inspection shall not apply to environmental inspections. Buyer and Seller will coordinate all inspections of the Property in an effort to minimize the disruption to Seller’s business operations.

4.3 Due Diligence/Termination Right. Buyer shall have through the last day of the Inspection Period in which to examine, inspect, and investigate (i) the Property Documents, (ii) the environmental condition of the Property, and (iii) the marketability of the Property and the feasibility of Buyer’s intended use for the Property. Notwithstanding anything to the contrary in this Agreement, if Buyer is not satisfied with any of the matters set forth in the preceding sentence, Buyer may terminate this Agreement by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Buyer does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to Section 5.3 and this Section 4.3, and Buyer shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

4.4 Return of Documents and Reports. If this Agreement terminates for any reason other than Seller’s default hereunder, Buyer shall promptly return and/or deliver to Seller all

Property Documents and copies thereof. Additionally, if this Agreement terminates for any reason other than Seller’s default, then Buyer must deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Buyer in connection with its due diligence review of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Buyer’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

4.5 Service Contracts. On or prior to the last day of the Inspection Period, Buyer will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Buyer requests that Seller deliver written termination at or prior to the Possession Date, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. Subject to the terms of the X-Rite Lease, Buyer must assume the obligations arising from and after the Closing Date under those Service Contracts (i) that Buyer has agreed to assume, or that Buyer is obligated to assume pursuant to this Section 4.5, and (ii) for which a termination notice is delivered as of or prior to the Possession Date but for which termination is not effective until after the Possession Date.

4.6 Proprietary Information; Confidentiality. Buyer acknowledges that the Property Documents are proprietary and confidential and will be delivered to Buyer or made available for Buyer’s review solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Buyer shall not disclose the contents of the Property Documents to any person other than to those persons who are responsible for determining the feasibility of Buyer’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). At any time and from time to time, within two (2) business days after Seller’s request, Buyer shall deliver to Seller a list of all parties to whom Buyer has provided any Property Documents or any information taken from the Property Documents. Buyer shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.6. In permitting Buyer to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

4.7 No Representation or Warranty by Seller. Buyer acknowledges that, except as expressly set forth in this Agreement, Seller has not made any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Buyer further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Buyer. Buyer shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents or making the same available for Buyer’s review solely as an accommodation to Buyer.

4.8 Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Buyer and its agents and representatives shall: (i) not disturb Seller or its employees or interfere with their use of the Property; (ii) not interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by Seller or its employees or any third party; (iv) not injure or otherwise cause bodily harm to Seller, or its agents, guests, invitees, contractors and employees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained by Buyer prior to Closing concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.6 above, or except as may be otherwise required by law.

4.9 Buyer’s Agreement to Indemnify. Buyer indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Buyer’s inspections or tests of the Property or any violation of the provisions of Sections 4.2, 4.6 and 4.8; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Buyer (e.g., latent environmental contamination) so long as Buyer’s actions do not aggravate any pre-existing liability of Seller. Buyer also indemnifies and holds any occupant of the Real Property harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such occupant may suffer or incur due to Buyer’s breach of its obligation under Section 4.6 above to maintain the confidential nature of any Property Documents or other information relative to such occupant. Buyer’s obligations under this Section 4.9 shall survive the termination of this Agreement and shall survive the Closing.

4.10 Environmental Studies. As additional consideration for the transaction contemplated in this Agreement, Buyer must provide to Seller, immediately following the receipt of same by Buyer, copies of any and all reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Buyer shall have no obligation to cause any such tests or studies to be performed on the Property. Seller acknowledge that Buyer has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding Section 4.9 above, Buyer shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller’s reliance thereon or arising out of the fact that Buyer merely conducted such tests or studies, so long as Buyer’s actions do not aggravate any preexisting liability of Seller.

TITLE AND SURVEY

5.1 Title Report. On or prior to Title Commitment Delivery Date, Seller shall deliver or instruct the Title Company to deliver to Buyer: (i) a current commitment for a standard coverage ALTA owner’s policy on the Title Company’s 1992 form (the “Title Commitment”) issued by the Title Company, and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Real Property (“Title Documents”), except that Seller shall not be required to deliver hereunder duplicate copies of Title Documents previously delivered to Buyer as part of the Property Documents. If on or before the date that is one (1) business day after the Title Commitment Delivery Date Buyer fails to notify Seller in writing that Buyer has not received the Title Commitment and/or the Title Documents (which notice shall specify those documents not received), Buyer shall be deemed to have received the Title Commitment and all of the Title Documents.

5.2 New or Updated Survey. Buyer may elect to obtain a new survey or revise, modify, or re-certify an existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Buyer’s objectives; provided, however, in no event shall the issuance and/or receipt of such Survey be a condition precedent to, or delay, the Closing.

5.3 Title Review. During the Title and Survey Review Period, Buyer shall review title to the Real Property as disclosed by the Title Commitment and the Survey. All matters shown in the Title Commitment, the Title Documents and the Survey (if any) which are not objected to by Buyer by delivery of written notice thereof (“Buyer’s Title Objection Notice”) to Seller on or before the end of the Title and Survey Review Period shall be conclusively deemed to be accepted by Buyer. If Buyer timely delivers to Seller Buyer’s Title Objection Notice prior to the end of the Title and Survey Review Period specifying Buyer’s objection to any title exception pertaining to the Real Property shown in the Title Commitment, the Title Documents and the Survey (if any) (each a “Title Objection” and collectively the “Title Objections”), Seller may, but shall not be obligated to, eliminate or cure (by title endorsement from the Title Company or otherwise) some or all of such Title Objections; provided, however, if Seller is able and willing to eliminate or cure some or all of such Title Objections, Seller shall notify Buyer in writing within ten (10) days after the end of the Title and Survey Review Period (“Seller’s Notice Period”) of those Title Objections Seller intends to eliminate or cure (said notice hereinafter called “Seller’s Title Notice”) and in which case the elimination or curing by Seller of the Title Objections specified by Seller for cure or elimination in Seller’s Title Notice shall be completed on or before the Closing Date. If Seller does not deliver Seller’s Title Notice to Buyer within Seller’s Notice Period, Buyer is deemed to be notified that Seller is unable or unwilling to eliminate or cure the Title Objections. If Seller (i) does not timely deliver Seller’s Title Notice or (ii) notifies or is deemed to have notified Buyer that Seller is unable or unwilling to cure any particular Title Objection, Buyer shall be deemed to have waived those Title Objections which Seller is unable or unwilling to eliminate or cure unless on or before the end of the Inspection Period, Buyer delivers to Seller and Escrow Holder Buyer’s Due Diligence Termination Notice terminating this Agreement pursuant to Section 4.3. Notwithstanding anything herein to the contrary, if Buyer’s right to terminate this Agreement pursuant to the foregoing provisions of this Section 5.3 has not expired prior thereto, it shall expire upon expiration of the Inspection Period. Notwithstanding the foregoing provisions of this Section 5.3 to the contrary, Buyer and Seller acknowledge that although Seller has no obligation (unless specifically set forth in Seller’s Title Notice) to cure any title matters, subject to Buyer’s full performance under this Agreement, Seller agrees to deliver title to the Real Property at Closing free and clear of liens of the deeds of trust and/or mortgages created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller further agree to remove any title exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Buyer’s consent (if requested, such consent shall not be unreasonably withheld or delayed).

5.4 Permitted Exceptions. The term “Permitted Exceptions” shall mean: the specific exceptions listed in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Inspection Period and that Seller is not required to remove as provided in Section 5.3 above; matters created by, through or under Buyer; items shown on the Survey which have not been removed as of the end of the Inspection Period; real estate taxes not yet due and payable; and any licensees under any Service Contracts not terminated as of Closing.

5.5 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Buyer, an ALTA standard coverage owner’s title policy in accordance with the Title Commitment, insuring Buyer’s title to the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Buyer shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

OPERATIONS AND RISK OF LOSS

6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 Service Contracts. Seller shall continue to operate the Property in accordance with its current practices and Seller will perform its material obligations under the Service Contracts.

6.1.2 New Service Contracts. Seller will not enter into any service contract that will be an obligation affecting the Property subsequent to the Closing, except service contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

6.1.3 Maintenance of Improvements. Subject to Sections 2.1.2, 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership.

6.2 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, then Buyer may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Buyer of such proceedings (and if necessary the Closing Date shall be automatically extended to give Buyer the full ten (10)-day period to make such election), either: (i) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Buyer does not give Seller written notice of its election within the time required above, then Buyer shall be deemed to have elected option (ii) above.

CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Buyer). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Buyer and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.

7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

7.2.2 Delivery. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3 Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, actually filed against the other party that would (i) prevent such party from performing its obligations under this Agreement, or (ii) except for any matters disclosed to Buyer in the Property Documents, materially and adversely affect the operation or value of the Property.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1 Deed. A warranty deed in the form of Exhibit C attached hereto (the “Deed”) executed and acknowledged by Seller, conveying to Buyer Seller’s interest in the Real Property;

7.3.2 Bill of Sale, Assignment and Assumption. Two (2) originals of a Bill of Sale, Assignment and Assumption of Contracts in the form of Exhibit D attached hereto (the “Assignment”), executed by Seller, vesting in Buyer, without warranty, Seller’s right, title and interest in and to the property described therein;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4 Non-Foreign Certificate. An affidavit as required by the Foreign Investors Real Property Tax Act, as amended, in the form of Exhibit E attached hereto, executed by Seller;

7.3.5 X-Rite Lease. Two (2) originals of the X-Rite Lease, executed by Seller;

7.3.6 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller as reasonably required by the underwriter for the Title Policy; and

7.3.7 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.4 Buyer’s Deliveries in Escrow. As of or prior to the Closing Date, Buyer shall deliver in escrow to Escrow Agent the following:

7.4.1 Bill of Sale, Assignment and Assumption. Two (2) originals of the Assignment, executed by Buyer;

7.4.2 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Buyer by applicable state and local law in connection with the conveyance of Real Property;

7.4.3 X-Rite Lease. Two (2) originals of the X-Rite Lease, executed by Buyer; and

7.4.4 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement).

7.5 Closing Statements. As of or prior to the Closing Date, Seller and Buyer shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

7.6 Purchase Price; Purchase Price Holdback. Prior to or at the time of the Closing on the Closing Date, Buyer shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee(s) on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee(s) on the Closing Date, then the closing statements and related prorations will be revised as necessary.

Notwithstanding anything to the contrary contained herein, Five Hundred Thousand Dollars ($500,000) (the “Purchase Price Holdback”) of the net Purchase Price due Seller at Closing shall be retained in escrow by the Escrow Agent for disbursement by the Escrow Agent following the Closing in the manner set forth herein. The Purchase Price Holdback shall be disbursed by the Escrow Agent to Seller or its designee in five (5) consecutive installments of One Hundred Thousand Dollars ($100,000) each on the thirtieth (30th), sixtieth (60th), ninetieth (90th), one hundred twentieth (120th), and one hundred fiftieth (150) day following the Closing Date.

7.7 Possession. Seller shall deliver possession of the Real Property and Tangible Personal Property to Buyer at the Closing, subject to the terms and provisions of the X-Rite Lease.

7.8 Delivery of Books and Records. After the Closing, Seller shall deliver the following to Buyer to the extent in Seller’s or its property manager’s possession or control: maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; keys; and other items, if any, used in the operation of the Property, all subject to the terms and conditions of the X-Rite Lease.

PRORATIONS; DEPOSITS; COMMISSIONS

8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Buyer from and after (but including) the date of Closing: income and rents; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Income previously received by Seller relating to contracts with service providers will not be prorated. Specifically, the following shall apply to such prorations:

8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any real property taxes and assessments arising out of the sale of the Real Property to Buyer (or its assignee) or a subsequent sale or change in ownership thereafter, and/or arising out of any construction pertaining to the Real Property following the Closing, shall be paid by Buyer when assessed, and Buyer shall indemnify Seller from and against any all such Taxes, which indemnification obligation shall survive the Closing.

8.1.2 Utilities. Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall endeavor to have all utility meters read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date. Notwithstanding anything to the contrary contained herein, Seller shall continue to be responsible for payment of utilities with respect to the Real Property until the Possession Date, all subject to the terms and provisions of the X-Rite Lease.

8.2 Closing Costs. Closing costs shall be allocated between Seller and Buyer in accordance with Section 1.2.

8.3 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing; provided, however, such final adjustment shall be made by the date which is three (3) months after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.

8.4 Commissions. Seller and Buyer each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any person or entity claiming by, through or under either of the Seller or Buyer, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

REPRESENTATIONS AND WARRANTIES

9.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and are in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that are binding on Seller which are in conflict with this Agreement. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or the Property which challenges or impairs Seller’s ability to execute or perform their obligations under this Agreement.

9.1.3 Service Contracts. To Seller’s knowledge, the Service Contracts to be delivered to Buyer pursuant to this Agreement will be correct and complete as of the date of its delivery.

9.1.4 Notices from Governmental Authorities. To Seller’s knowledge, except as otherwise described in the Property Documents, Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected.

9.1.5 Environmental Matters. To Seller’s knowledge, except as disclosed in the Property Documents, the Real Property is free of any Hazardous Materials that would trigger response or remedial action under any applicable environmental laws.

9.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

9.2.1 Organization and Authority. Buyer has been duly organized and is validly existing as a corporation in good standing in the State of Wisconsin and is qualified to do business in the state in which the Real Property is located. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

9.2.3 Anti-Terrorism Representation. Neither Buyer nor any of its affiliates or constituents nor, to the best of Buyer’s knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Buyer nor any of its affiliates or constituents nor, to the best of Buyer’s knowledge, any brokers or other agents of same, (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Buyer’s knowledge neither Buyer nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false then it shall be considered a default under this Agreement and Seller shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default or to terminate this Agreement immediately.

9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and, except in the case of Subsection 9.1.4, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Jeff Smolinski (“Seller’s Employee”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Employee or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period; and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

DEFAULT AND REMEDIES

10.1 Seller’s Remedies. If Buyer fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Buyer’s representations or warranties are breached in any material respect, Seller shall be entitled, as its sole remedy (except as provided in Sections 4.9, 8.4, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Buyer hereunder. Seller and Buyer agree that Seller’s damages resulting from Buyer’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller. Notwithstanding anything in this Section 10.1 to the contrary, in the event of Buyer’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Buyer or any party related to or affiliated with Buyer is asserting any claims or right to the property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the property. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Buyer fails to perform any obligation of Buyer under this Agreement.

10.2 Buyer’s Remedies. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Buyer to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, Buyer shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (ii) enforce specific performance, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Agreement if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten (10) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within thirty (30) days following the scheduled Closing Date. Buyer’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof.

10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

DISCLAIMERS; RELEASE AND INDEMNITY

11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller has not at any time made and is not now making, and it specifically disclaims, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations, as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining Property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

11.2 Sale “As Is, Where Is.” Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Buyer at Closing. Except as expressly set forth in this Agreement, Buyer has not relied and will not rely on, and Seller have not made and are not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Buyer will conduct such inspections and investigations of the Property as Buyer deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Property as Buyer deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Buyer’s inspections and investigations.

11.3 Seller Released from Liability. Buyer acknowledges that it will have the. opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Buyer deems necessary, and Buyer hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller.

In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit each of the Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.

Buyer further hereby waives (and by closing this transaction will be deemed to have waived) any and all objections to or complaints regarding (including, but not limited to, federal, state and common law based actions), or any private right of action under, state and federal law to which the Property is or may be subject, including, but not limited to, CERCLA, Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended (“RCRA”), physical characteristics and existing conditions, including, without limitation, structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible, and infectious materials.

11.5 Indemnity. Buyer agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which arise or accrue after Closing and which are in any way related to the ownership, maintenance, or operation of the Property by Buyer and its successors and assigns, including, without limitation, in connection with Hazardous Materials. Without limitation in any way on the foregoing, Buyer shall indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, damages and expenses of any kind or nature which are in any way related to Buyer’s conversion of the Property into condominiums, including, without limitation, claims made by condominium owners for breaches of warranties or construction defects of any kind.

11.6 Limitation of Liability. BUYER ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL ANY OF THE SELLER’S DIRECT OR INDIRECT MEMBERS, PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE, MEMBER, PARTNER OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

11.7 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Buyer acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Buyer for the Purchase Price without the disclaimers and other agreements set forth above.

MISCELLANEOUS

12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Buyer may assign its rights under this Agreement upon the following conditions: (i) the assignee of Buyer must be a newly formed limited liability company managed by Buyer or an entity controlling, controlled by, or under common control with Buyer, except that with the prior written consent of Seller, which consent shall not be unreasonably withheld, Buyer may assign a part (but not all) of Buyer’s rights and obligations under this Agreement to an entity that will be an anchor tenant with respect to Buyer’s intended development of the Property; (ii) all of the Earnest Money must have been delivered in accordance herewith; (iii) the Inspection Period shall be deemed to have ended; (iv) the assignee of Buyer shall assume all obligations of Buyer hereunder, but Buyer shall remain primarily liable for the performance of Buyer’s obligations; and (v) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least ten (10) days prior to Closing. With respect to a partial assignment of Buyer’s rights and obligations pursuant to Clause (i) of the preceding sentence, Buyer shall give Seller written notice of the desire to assign a partial interest in this Agreement with copies of all related documents associated with the assignment, including without limitation financial information regarding the proposed assignee, at least fifteen (15) days before the anticipated effective date of such assignment. It shall not be reasonable for Seller to withhold its consent to a proposed assignment unless Seller reasonably determines that any of the following situations exists or may exist: (1) the proposed assignee does not have a positive recognized national stature as a retail chain, or (2) the proposed assignee is not sufficiently creditworthy. Seller shall have a period of ten (10) days following the receipt of such notice and all related documents to notify Buyer in writing of Seller’s approval or disapproval of the proposed assignment.

12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

12.7 Time. Time is of the essence in the performance of this Agreement.

12.8 Confidentiality. Buyer shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Buyer may, subject to the provisions of Section 4.6, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Buyer.

12.9 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt. Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3rd) business day after such deposit. Notice given in any other manner shall be effective only if and when received (or deemed received) by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to Seller shall be deemed given by Seller.

12.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction – to the effect that any ambiguities are to be resolved against the drafting party – shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

12.13 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Buyer without the prior written consent of Seller shall constitute a default hereunder by Buyer, whereupon Seller shall have the remedies set forth in Section 10.1 hereof.

12.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

12.15 Discharge of Obligations. The acceptance of the Deed by Buyer shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of each of the Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Buyer’s indemnity obligation under Section 4.9 hereof.

12.17 Tax Deferred Exchange. Seller or Buyer may, at each party’s option, elect to structure this transaction as a “like-kind” exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. In such event, each party agrees to reasonably cooperate with the other in so structuring this transaction. Neither party will, however, be required to incur any additional costs or assume any additional liabilities as a result of the other party’s “like-kind” exchange. Furthermore, the Closing Date may not be postponed solely to effectuate such exchange.

X-RITE LEASE

13.1 Lease. At Closing, Seller, as tenant, and Buyer, as landlord, shall enter into a Lease (the “X-Rite Lease”) of the Property, pursuant to which Seller shall retain the right to possess and use the Property for the conduct of Seller’s business. The basic terms of the X-Rite Lease shall be as follows:

13.1.1 Term. The X-Rite Lease shall have a term, commencing on the Closing Date and ending on February 28, 2007.

13.1.2 Early Cancellation. Seller shall have the right to cancel the X-Rite Lease prior to the scheduled expiration date by written notice to Buyer setting forth the early cancellation date, which shall be not less than thirty (30) days after Seller’s delivery to Buyer of such early cancellation notice.

13.1.3 Base Rent. Seller shall pay base rent to Buyer as follows:

(a) One Hundred Thousand Dollars ($100,000) per month during the first five (5) months of the lease term;

(b) An amount equal to interest on the Purchase Price at the Interest Rate, beginning on the commencement date of the X-Rite Lease for each month (or a portion thereof) that Seller remains in possession of the Property; provided, however, the maximum amount to be paid hereunder shall not exceed Seventy-Five Thousand Dollars ($75,000) per month (or portion thereof); and provided further, that the term “Interest Rate” shall mean the annual prime rate of interest from time to time published in The Wall Street Journal.

13.1.4 Additional Rent. During the term of the X-Rite Lease, Seller shall be solely responsible for the payment of all taxes, utility expenses, and all other costs related to the operation and maintenance of the Property.

13.1.5 Surrender of Possession. On the scheduled expiration date or, if Seller exercises the early cancellation option, the early cancellation date, Seller shall surrender possession of the entire Real Property to Buyer in the same condition as existed on the Closing Date, ordinary wear and tear excepted. Such surrender date is referred to herein as the “Possession Date.”

13.2 Form of Lease. Seller and Buyer shall endeavor to agree on the form of the X-Rite Lease on or before the last day of the Inspection Period.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

X-RITE, INCORPORATED,
a Michigan corporation

By:
Name:
Title:

Date executed by Seller:

October     , 2005

BUYER:

AMERICAN INVESTMENT GROUP, LTD.,_,
a Wisconsin corporation

By:
Name:
Title:

Date executed by Buyer:

October     , 2005

LIST OF EXHIBITS

A	-	Legal Description of Real Property

B	-	INTENTIONALLY OMITTED

C	-	Deed

D	-	Bill of Sale, Assignment and Assumption of Contracts

E	-	Non-Foreign Certificate

Schedule 4.1	-	Property Information

EXHIBIT A

LEGAL DESCRIPTION

Land located in the City of Grandville, Kent County, State of Michigan, and described as follows:

Parcel A:

That part of the Northwest 1/4 of the Northwest 1/4, Section 28, Town 6 North, Range 12 West, City of Grandville, Kent County, Michigan, described as: commencing 393.70 feet South and 43.00 feet East from the Northwest corner of said Section; thence North parallel with the West Section line 84.30 feet; thence East 17.00 feet; thence North parallel with the West Section line to a line extending Northeasterly from a point on the West Section line 150.00 feet South from the Northwest corner of said Section to a point on the North Section line 200.00 feet East from the Northwest corner of said Section; thence Northeasterly along said extended line to the South line of the North 60.00 feet of the Northwest 1/4; thence East parallel with the North Section line to the East line of the West 801.54 feet of the Northwest 1/4; thence South along said East line 315.00 feet to the South line of the North 375.00 feet of the Northwest 1/4; thence East along said South line 60.00 feet to the East line of the West 861.54 feet of the Northwest 1/4; thence South along said East line 947.76 feet to the North 1/8 line; thence West along the North 1/8 line to the East line of the West 43.00 feet of the Northwest 1/4 of the Northwest 1/4; thence North along said East line to the place of beginning.

Parcel B:

The Northwest 1/4 of the Northwest 1/4, EXCEPT the West 861.54 feet thereof, and ALSO EXCEPT the North 50.00 feet of the remainder, Section 28, Town 6 North, Range 12 West, City of Grandville, Kent County, Michigan.

EXHIBIT A

EXHIBIT B

INTENTIONALLY OMITTED

EXHIBIT B

EXHIBIT C

DEED

The form of the Deed shall be agreed to by Seller and Buyer during the Inspection Period and attached hereto.

EXHIBIT C

EXHIBIT D

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION is made as of the          day of                     , by and between X-RITE, INCORPORATED, a Michigan corporation (“Assignor”), and                                                      , a limited liability company (“Assignee”).

WITNESSETH:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged Assignor hereby agrees as follows:

1. Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

a. All right, title and interest of Assignor in and to all of Assignor’s right, title and interest, in the Tangible Personal Property, as that term is defined in that certain Agreement of Purchase and Sale, dated for reference purposes as of                     , 2005, between X-Rite, Incorporated, as Seller, and American Investment Group, Ltd., as Buyer (the “Purchase Agreement”), if any, owned by Assignor and located in and used in connection with the operation, ownership or management of that certain land and improvements located in the County of Kent, State of Michigan (collectively, the “Real Property”), as more particularly described in Exhibit A attached hereto and made a part hereof, but specifically excluding all Excluded Property, as that term is defined in the Purchase Agreement (collectively, the “Personalty”).

b. To the extent assignable, all right, title and interest of Assignor, if any, in and to the Intangible Property, as that term is defined in the Purchase Agreement.

c. All right, title and interest of Assignor, if any in and to those certain contracts set forth on Exhibit B attached hereto and made a part hereof, and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto (collectively, the “Contracts”).

2. As set forth in Article 11 of the Purchase Agreement, which is hereby incorporated by reference as if herein set out in full and except as set forth herein, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE MICHIGAN UNIFORM COMMERCIAL CODE.

3. Assignee hereby accepts the assignment of the Personalty, the Intangible Property and the Contracts and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations thereunder from and after the date hereof.

EXHIBIT D

4. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the foregoing obligations assumed by Assignee hereunder.

5. This Bill of Sale, Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

ASSIGNOR:

X-RITE, INCORPORATED,
a Michigan corporation

By:
Name:
Title:

ASSIGNEE:

a limited liability company

By:
Name:
Title:

EXHIBIT D

EXHIBIT A TO BILL OF SALE

REAL PROPERTY

[To be provided.]

EXHIBIT A TO BILL OF SALE

EXHIBIT B TO BILL OF SALE

LIST OF CONTRACTS

[To be provided.]

EXHIBIT B TO BILL OF SALE

EXHIBIT E

NON-FOREIGN CERTIFICATE

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

To inform American Investment Group, Ltd., a Wisconsin corporation (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required upon the transfer of certain real property, located in the City of Grandville, County of Kent, State of Michigan to Transferee, by X-Rite, Incorporated, a Michigan corporation (“Transferor”), Transferor hereby certifies to Transferee:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. Transferor’s U.S. tax identification number is                     ; and

3. Transferor’s office address is 3100 44th Street SW, Grandville, MI 49418.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor understands that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

Under penalty of perjury the undersigned declare that it has examined this Certification and to the best of its knowledge and belief it is true, correct and complete, and it further declares that it has authority to sign this Certification on behalf of Transferor.

X-RITE, INCORPORATED, a Michigan corporation

By:
Name:
Title:

EXHIBIT E

EXHIBIT F

X-RITE LEASE

EXHIBIT F

SCHEDULE 4.1

PROPERTY INFORMATION

1.	Property Tax Bill for Fiscal Year July 1, 2004 to June 30, 2004 [VERIFY]

2.	Title Commitment Dated 7/18/05

3.	ALTA Survey Dated: 7/15/05